Exhibit 99.1
White Electronic Designs Corporation Reports
Third Quarter Fiscal 2009 Financial Results
For Immediate Release-DRAFT

Company Contact:	Investor Contact:
Roger Derse	Lytham Partners, LLC
Interim Office of the President,	Joe Diaz, Robert Blum, Joe Dorame
Chief Financial Officer	602-889-9700
602-437-1520	wedc@lythampartners.com
rderse@wedc.com
PHOENIX, Arizona — August 12, 2009 — White Electronic Designs Corporation (NASDAQ: WEDC) reported financial results for the third quarter ended July 4, 2009.
Highlights of the quarter and the first nine months of fiscal 2009 included:
Continuing Operations
•	Q3 revenue of $16.6 million;

•	Q3 bookings of $18.2 million;

•	Anti-tamper component only bookings reached $12.6 million for the first nine months of fiscal 2009;

•	Circuit card assemblies with anti-tamper component bookings were $6.2 million for the first nine months of fiscal 2009;

•	Circuit card assemblies with anti-tamper component shipments ramped to $1.8 million in Q3 up from $0.1 million in Q1 of fiscal 2009; and

•	Backlog at the end of the Q3 reaches $45.7 million.
Discontinued Operations
•	Interface Electronics Division — Production and shipments completed end of June 2009 .
Third Quarter Fiscal 2009 Results:
For the quarter, the Company’s net sales were $16.6 million, a 12% increase when compared to $14.8 million in the third quarter of fiscal 2008.
Gross margin from continuing operations for the quarter was 37% compared with 44% in the third quarter of fiscal 2008. Income from continuing operations for the quarter was $0.4 million, or $0.02 per diluted share, compared to income from continuing operations of $1.7 million, or $0.07 per diluted share, in the third quarter of fiscal 2008.
Financial results for the quarter were impacted by expenses associated with the retirement of our former chairman of the Board of Directors, Edward White, expenses for our ERP system upgrade and expenses supporting process and organizational revisions as part of the structural upgrade of the business in support of higher volume manufacturing. Additionally, a continued

decline in interest rates reduced our interest income and a valuation allowance recorded against some expiring net operating losses increased our tax expense for the quarter.
Loss from discontinued operations for the quarter totaled $0.1 million, or $(0.01) per diluted share, versus a loss of $3.7 million, or $(0.16) per diluted share, in the third quarter of fiscal 2008.
Net income for the third quarter of fiscal 2009 was $0.2 million or $0.01 per diluted share, compared to net loss of $2.0 million, or $(0.09) per diluted share, in the third quarter of fiscal 2008.
Roger Derse, Chief Financial Officer and member of the interim Office of the President, said “While we absorbed some additional costs this quarter, overall we are pleased with the outcome of the quarter and the current direction of the Company. Revenue is now incorporating integrated circuit card assemblies with our anti-tamper components as well as our traditional individual components with our anti-tamper technology. We also completed the production and sales activity at our Columbus facility, the last of our discontinued operations.
The traction that we are achieving as a premier defense circuit card integrator comes, however, with a reduction in earnings for the quarter. Adjustments in personnel, modifications of information systems and structural revisions were required to position us as an advanced supplier of these products. Our focus on Lean Six Sigma manufacturing will allow us to efficiently produce the volumes that we are anticipating going forward.”
As of the end of the third quarter of fiscal 2009, the Company had $58.8 million in cash and no debt. Due to the continued decline in interest rates, the Company has experienced a significant drop in interest income which has historically contributed to its operating income. Interest in the third quarter of fiscal 2009 was $61,000 compared to $242,000 in the third quarter of fiscal 2008. Interest income is expected to remain lower for the remainder of fiscal 2009.
Nine Months Fiscal 2009 Results:
For the nine month period, revenues from continuing operations increased 13% to $47.0 million in fiscal 2009 from $41.5 million for the comparable period in fiscal 2008. The Company reported income from continuing operations for the nine month period of $2.0 million, or $0.09 per diluted share, compared to income of $3.6 million, or $0.16 per diluted share for the third quarter of fiscal 2008. The nine month period has been collectively impacted by the added expenses and reduced interest income noted above for the third quarter and the shareholder agreement costs expensed in the second quarter of fiscal 2009.
Bookings / Backlog
Bookings for continuing operations for the quarter totaled $18.2 million compared to $11.6 million in the third quarter of fiscal 2008. The first nine months of fiscal 2009 bookings totaled $55.1 million and resulted in a book-to-bill ratio of 1.17:1. The bookings amount represents a 42% increase over the first nine months of fiscal 2008 bookings.
Total anti-tamper bookings for the first nine months of fiscal 2009 totaled $18.8 million, a significant improvement from $4.8 million of anti-tamper bookings for all of fiscal 2008. Our reference to anti-tamper includes the growing integrated circuit card/GPS receiver boards which include our anti-tamper components. Anti-tamper component only bookings totaled $12.6 million and integrated circuit card assemblies with anti-tamper components totaled $6.2 million for the first nine month period of fiscal 2009.
Total backlog at the end of the third quarter of fiscal 2009 was $45.7 million compared to $35.9 million at the end of the third quarter of fiscal 2008.
Dan Tarantine, Executive Vice President of Sales and Marketing and member of the interim Office of the President, said “We have attained bookings this year through the end of the third quarter that almost match our total bookings for fiscal 2008. Our anti-tamper business continues to be strong with growth expectations leading into fiscal 2010. We are executing to our strategic vision pertaining to products that target greater participation in defense electronics with a specific focus in weapon and communication platforms.”
Conference Call
The Company will conduct a conference call today, Wednesday, August 12, 2009 at 4:30 pm ET to review the financial results of the quarter.
Interested parties can access the call by dialing (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-7415 (international), account number 286, access number 330019 for 7 days following the call.
A live web cast of the call will be available at http://www.investorcalendar.com/IC/CEPage.asp?ID=148445. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site enter the Company’s symbol, WEDC. The webcast will be archived for the following 3 months.
About White Electronic Designs Corporation
White Electronic Designs (NASDAQ: WEDC) delivers sophisticated multi-chip semiconductor packages, high-efficiency memory devices and build-to-print electromechanical assemblies for defense and aerospace applications. The ability to address the unique size, performance and quality requirements for technology creators in the defense and aerospace market has established White Electronic Designs as a customer-focused solutions provider. Capabilities include design, manufacturing and obsolescence management for advanced defense electronics solutions, including die stacking and secure microelectronics, as well as complex circuit card assembly services. Headquartered in Phoenix, Arizona, White Electronic Designs operates world class development and production centers in Arizona and Indiana. To learn more about us, visit our website at http://www.whiteedc.com.
Cautionary Statement
This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Specific forward looking statements in this press release include but are not limited to the Company’s expectations related to: anticipated reduction in defense programs not likely affecting programs that the Company focuses on, the Company’s book-to-bill ratio, that the focus on Lean Six Sigma will allow the Company to efficiently produce the anticipated volumes, and the continued growth of anti-tamper in fiscal 2010. Additionally, other factors that could materially and unexpectedly affect the Company’s results are set forth in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Report on Form 10-Q. You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events. WEDC-F
Financial Tables on the Following Pages

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	July 4,	September 27,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$58,758	$52,604
Accounts receivable, less allowance for doubtful accounts of $186 and $74	12,607	10,508
Inventories	17,571	15,359
Prepaid expenses and other current assets	2,334	2,027
Deferred income taxes	4,293	2,962
Assets held for sale	2,605	12,668

Total Current Assets	98,168	96,128

Property, plant and equipment, net	10,696	10,137
Deferred income taxes	1,164	1,900
Goodwill	1,764	1,764
Other assets	67	67
Assets held for sale	722	1,662

Total Assets	$112,581	$111,658

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$3,649	$2,038
Accrued salaries and benefits	1,562	1,490
Other accrued expenses	1,836	1,260
Deferred revenue	2,665	4,016
Liabilities related to assets held for sale	699	2,327

Total Current Liabilities	10,411	11,131

Accrued pension liability	224	640
Other liabilities	849	948
Liabilities related to assets held for sale	—	101

Total Liabilities	11,484	12,820

Commitments and Contingencies

Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 25,404,367 and 25,048,639 shares issued	2,540	2,504
Treasury stock, 2,464,371 and 2,464,371 shares, at par	(247)	(247)
Additional paid-in capital	83,608	82,608
Retained earnings	15,427	14,241
Accumulated other comprehensive loss	(231)	(268)

Total Shareholders’ Equity	101,097	98,838

Total Liabilities and Shareholders’ Equity	$112,581	$111,658

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	July 4,	June 28,	July 4,	June 28,
	2009	2008	2009	2008
Net sales	$16,620	$14,807	$47,035	$41,500
Cost of sales	10,472	8,357	28,291	24,611

Gross profit	6,148	6,450	18,744	16,889

Operating expenses:
Selling, general and administrative	4,433	3,556	12,871	10,615
Research and development	1,019	971	3,105	2,731

Total operating expenses	5,452	4,527	15,976	13,346

Operating income	696	1,923	2,768	3,543
Interest income	61	242	367	1,267

Income from continuing operations, before income taxes	757	2,165	3,135	4,810
Provision for income taxes	(407)	(467)	(1,139)	(1,233)

Income from continuing operations	350	1,698	1,996	3,577

Discontinued operations:
Loss from discontinued operations, net of tax	(62)	(2,942)	(70)	(3,916)
Loss on sale of discontinued operations, net of tax	(64)	(785)	(740)	(3,018)

Loss from discontinued operations	(126)	(3,727)	(810)	(6,934)

Net income (loss)	$224	$(2,029)	$1,186	$(3,357)

Income from continuing operations per common share:
Basic	$0.02	$0.08	$0.09	$0.16

Diluted	$0.02	$0.07	$0.09	$0.16

Loss from discontinued operations per common share:
Basic	$(0.01)	$(0.17)	$(0.04)	$(0.31)

Diluted	$(0.01)	$(0.16)	$(0.04)	$(0.30)

Net income (loss) per common share:
Basic	$0.01	$(0.09)	$0.05	$(0.15)

Diluted	$0.01	$(0.09)	$0.05	$(0.15)

Weighted average number of common shares and equivalents:
Basic	22,920,939	22,440,431	22,850,616	22,525,069
Diluted	23,039,639	22,756,198	23,138,611	22,866,801